Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-198986 and 333- 201677

Free Writing Prospectus dated January 26, 2015

OPEN NEW ACCOUNT HOW IT WORKS LEAN MORE EXPLO0RE STOCKS IPO & TRADE LOG IN SIGN UP FANTEX MICHAEL BROCKERS RESERVE IPO SHARES READ THE PROSPECTUS VIEW RISKS This tracking stock is intended to reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. This is not a direct investment in that athlete or brand contract it represents an ownership interest in Fantex, Inc. Fantex cannot assure you as to the development or liquidity of any trading market for this stock. IPO PRICE PER SHARE 10.00 IPO STATUS Coming Soon SHARES AVAILABLE 362,200 IMPLIED VALUE $36,220,000 ACQUIRED BRAND INCOME 10% BRAND CONTRACT (Information updated as of January 21, 2015) The information below is a summary of currently effective contracts of Michael Brockers that are included in his brand income, as defined in the contract between Michael Brockers and Farley, Inc. Fart., Inc. has acquired 10% interest in Michael Brockers's brand income as defined in the contract with Fantex, Inc. View the prospectus. INCLUDED CONTRACTS COUNTERPARTY TYPE OF CONTRACT PRODUCT CATEGORY St, Louis Rams, Inc. NFL Player Contract N/A BRAND INCOME DEFINITION FOR MICHAEL BROCKERS On January 9, 2015, we entered into a brand contract with Michael Seth Brooker, whom we refer to as Michael Brockers, a professional athlete in the National Football League, or NFL, pursuant to which we will acquire an interest equal to 10% of the gross monies or other consideration (including rights to make investments) that Michael Brockers receives from and after October 15, 2014, subject to specified exceptions and net of certain related expenses (such as legal fees. travel expenses and self-employment taxes), as a result of his activities in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching. As consideration for this interest under the brand contract, we will pay Michael Brockers a one-time cash amount of $344 million contingent upon our ability to obtain financing, which we intend to do through this offering. Income that is excluded from brand income, consists of • Any cash receipts resulting from the contract party's investments in stocks or other equity, bonds, commodities, derivatives, debt or teal estate, so long as (a) such stocks or ether equity, bonds, commodities, derivatives, debt investments and real estate are not received by him as compensation or consideration for activities (including licensing of rights) in the "field" as defined in his brand contract, (b) the contract party is not obligated to provide any services related to the "field" in connection with such investment and (cithe business or commercial venture related to such investment does not use the contract party's persona in its legal name or “dba”. or in connection with its marketing, advertising or promotion; • Any income received from employment services rendered or other activities not related to professional football and related fields • Any reasonable reimbursement of incidental expenses actually incurred by Michael Brockers, including without limitation, travel, lodging, per diem and other incidental expenses, or the value of any such items paid by a third party on his behalf; • Certain future pension and benefit payments under the 0133. except that income deferred pursuant to Article 26. Section 6 of such CBA shall not be deemed to be future pension payments and as such, shall be included in brand income; • Merchandise, services or service plans or merchandise, service or service plan credit up to the lesser of $40,000 and 4% of all brand income during any applicable calendar year and as otherwise agreed by Fontes in its discretion and • Any otherwise specifically excluded income under each brand contract The following specifically excluded income: • Any proceeds from life, disability or injury insurance policy covering Michael Brockers • All amounts payable to Michael Brackets for participation in any NFL gene, including any preseason game, Pro Bowl or other postseason game, if he is excused from such participation without pay by the NFL or St. Louis Rams as a result of any injury, illness, physical or mental condition, bereavement or birth of his child. Fantex, Inc. offerings are highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire VIEW RISKS investment. Fantex, Inc. has currently entered into brand contracts with NFL football players. The images on this website depicting other sports are intended to illustrate sports played by athletes that Farley, Inc. may pursue to enter into brand contracts. There is no assurance that Fantex, Inc. will offer additional tracking stocks to reflect the economic performance of brands that play any of the sports depicted on the website. Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks. Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 855-905-5050. View the Fantex Michael Brockers prosen is. View the Fantex Alshon Jeffeprospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. Fantex Explore Stocks How It Works Sign Up Help Abot About Fantex Press Contract Legal Privacy Policy UPDATED Account Agreement Business Continuity Procedures Customer Identification Connect With Us Member FINRA ABOUT SSL CERTIFICATES Copyright 2014. On fantexcom all securities mentioned are Issued by Fantex, Inc and the use of "Fantex, unless otherwise specified. refers to Fantex Brokerage Services. Fantex Brokerage Services LLC and Fantex. Inc are separate but affiliated companies. Security products are not FDIC Insured, are not bank guaranteed and may lose value. Fantex Brokerage Services LLC does not solicit, recommend or offer advice on the investment merits of investing In any securities. All quotes and orders displayed on Fantex.com are from unsolicited orders. Fantex Holdings, Inc, the parent company of Fantex Brokerage Services, LLC. owns shares of every Fa ales Tracking Series. Fantex Brokerage Services was the managing underwriter for all Fasten Tracking Series offerings

OPEN NEW ACCOUNT HOW IT WORKS LEAN MORE EXPLO0RE STOCKS IPO & TRADE LOG IN SIGN UP FANTEX MICHAEL BROCKERS RESERVE IPO SHARES READ THE PROSPECTUS VIEW RISKS This tracking stock is intended to reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. This is not a direct investment in that athlete or brand contract it represents an ownership interest in Fantex, Inc. Fantex cannot assure you as to the development or liquidity of any trading market for this stock. IPO PRICE PER SHARE 10.00 IPO STATUS Coming Soon SHARES AVAILABLE 362,200 IMPLIED VALUE $36,220,000 ACQUIRED BRAND INCOME 10% BRAND INFO BRAND CONTRACT FANTEX, INC. S HARE ABOUT THE BRAND (Information updated as of January 21, 20151 Michael Brockers is a defensive tackle for the St. Louis Rams in the NFL. He has been in the NFL since the 2012 season. Michael attended Louisiana State University (LSU), where he played defensive tackle for two seasons. After his second season at LSU, Michael elected to enter the NFL Draft. He was selected in the first round, 14th overall, by the St. Louis Rams in the 2012 NFL Draft. Michael was born on December 21,1990. He currently resides in Houston, Texas. BRAND POSITIONING Fantex, Inc. believes the essence of Michael's brand is "Thoughtful.' When faced with having adult responsibilities as a child, Michael immediately saw the path to success and demonstrated a remarkably clear mind when making decisions to guide him on his journey. With his ability to look- ahead wisely, the substantial challenges he's faced have always been viewed as neither good nor bad — simply as obstacles that needed to be overcome. Michael's successes both on and off the field are the result of preparation and astute decision making, and today he seeks to help others take the long view when it comes to finding their unique path to success. For complete description, please view the prospectus. UNDERWRITER Fantex Brokerage Services, LLC QUALIFIED INDEPENDENT UNDERWRITER To Be Announced MICHAEL EIROCKERS Age 24 Position Team St Louis Rams Years Pro 3 College Louisiana State Height 6.42 ft (1.96 ml Weight 326.00 lbs 1147.87 kg) Birthplace Houston Fantex, Inc. offerings are highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex, Inc. has currently entered into brand contracts with NFL football players. The images on this website depicting other sports are intended to illustrate sports played by athletes that Fantex, Inc. may pursue to enter into brand contracts. There is no assurance that Fantex, Inc. will offer additional tracking stocks to reflect the economic performance of brands that play any of the sports depicted on the website. Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks. Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec,gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 855.905-5090. View the Fantex Michael Brockers prospectus. View the Fantex Alshon Jeffery prospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. Fantex Explore Stocks How It Works Sign Up Help Abot About Fantex Press Contract Legal Privacy Policy UPDATED Account Agreement Business Continuity Procedures Customer Identification Connect With Us Member FINRA ABOUT SSL CERTIFICATES Copyright 2014. On fa ntexcom all securities mentioned are Issued by Fantex, Inc and the use of "Fantex, unless otherwise specified. refers to Fantex Brokerage Services. Fantex Brokerage Services LLC and Fantex. Inc are separate but affiliated companies. Security products are not FDIC Insured, are not bank guaranteed and may lose value. Fantex Brokerage Services LLC does not solicit, recommend or offer advice on the investment merits of investing In any securities. All quotes and orders displayed on Fantex.com are from unsolicited orders. Fantex Holdings, Inc, the parent company of Fantex Brokerage Services, LLC. owns shares of every Fa ales Tracking Series. Fantex Brokerage Services was the managing underwriter for all Fasten Tracking Series offerings